Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

FIRST REPUBLIC TO RETAIN SUBORDINATED NOTES

AND CONTROL OF REIT SUBSIDIARIES

SAN FRANCISCO – October 27, 2009 – On October 21, 2009, it was announced that Bank of America Corporation signed a definitive agreement to sell First Republic Bank to a number of investors, led by existing management and including investment funds managed by Colony Capital, LLC and General Atlantic LLC. The transaction is expected to close in the second quarter of 2010, subject to receipt of all regulatory approvals.

Pursuant to that agreement, First Republic announced today that, upon close of the transaction, the new enterprise will assume the obligations under the subordinated notes listed below, and will assume ownership of 100% of the outstanding common stock of First Republic’s REIT subsidiaries, First Republic Preferred Capital Corporation and First Republic Preferred Capital Corporation II, which have issued the series of preferred stock listed below.

•	First Republic Bank 7.75% Subordinated Notes Due 2012 (Cusip #336158AG5)

•	First Republic Preferred Capital Corporation 10.5% Noncumulative Perpetual Series A Preferred Shares (Cusip # 336163209)

•	First Republic Preferred Capital Corporation 7.25% Noncumulative Perpetual Series D Preferred Shares (Cusip # 336163605)

•	First Republic Preferred Capital Corporation II 8.75% Noncumulative Perpetual Series B Preferred Shares (Cusip # 33616R206)

As a result of the proposed transaction, there will be no changes to the economic terms or payment dates for these securities.

About First Republic Bank

Founded in 1985, First Republic provides private wealth management services including private banking, private business banking, and private wealth management including brokerage and trust services. First Republic serves ten metropolitan areas: San Francisco, Los Angeles, Santa Barbara, Las Vegas, Newport Beach, San Diego, Portland, Seattle, Boston, and New York City. More information is available on the Bank’s website at www.firstrepublic.com. First Republic is currently an operating division of Merrill Lynch Bank & Trust Co., FSB, an indirect subsidiary of Bank of America Corporation.

Media Contact Greg Berardi Blue Marlin Partners, 415.239.7826 greg@bluemarlinpartners.com	Investor Contact Willis H. Newton, Jr. Executive Vice President and CFO First Republic Bank, 415.392.1400